Exhibit 99.1

Chilean Cobalt Corp.

Notice to Shareholders

May 8, 2023

This is a notice to shareholders of Chilean Cobalt Corp., a Nevada corporation (the “Corporation”) that, on May 2, 2023, shareholders of the Corporation holding a majority of the voting power of the Corporation undertook an action by written consent in lieu of a meeting of shareholders to approve certain actions by the Corporation.

The written consent approved a 3-for-1 forward split of the common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”), pursuant to which each share of the Common Stock issued and outstanding was split into three shares of Common Stock (the “Forward Split”). The written consent approved the Forward Split and an amendment to the Articles of Incorporation to effect the Forward Split (the “Articles Amendment”). The Forward Split and the Articles Amendment was approved and adopted by the Board of Directors of the Corporation (the “Board”) on the same day, immediately prior to the written consent of the shareholders.

The Articles Amendment was filed with the Secretary of State of the State of Nevada on May 2, 2023 and it, and therefore the Forward Split, were effective on that date.

This notice is being sent pursuant to the requirements of the Bylaws of the Corporation which require that prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent be given to those shareholders who have not consented in writing or electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date of such meeting had been the date that written consents signed by a sufficient number of stockholders or members to take the action were delivered to the Corporation.

No action is required on your part.

If you have any questions regarding this notice or the items discussed above, please contact me via email at duncan.blount@chileancobaltcorp.com.

By: /s/ Duncan T. Blount
Name: Duncan T. Blount
Title: Chief Executive Officer